As filed with the Securities and Exchange Commission on December 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLECO CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	72-1445282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2030 Donahue Ferry Road Pineville, Louisiana	71360-5226
(Address of Principal Executive Offices)	(Zip Code)

CLECO CORPORATION 2010 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Wade A. Hoefling

Cleco Corporation

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(Name and address of agent for service)

318-484-7400

(Telephone number, including area code, of agent for service)

Copy to:

Timothy S. Taylor

Baker Botts L.L.P.

One Shell Plaza, 910 Louisiana

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock (1)	2,250,000 shares	$27.495	$61,863,750	$4,411

(1)	Each share of common stock includes an associated preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights. The registration fee for these securities is included in the fee for the common stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of common stock as may be become issuable under the plan as a result of the antidilution provisions thereof.
(3)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act and based upon the average of the high and low sales prices of Cleco common stock reported on the New York Stock Exchange on December 23, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Cleco Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by this reference:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2) The Company’s Proxy Statement and Notice of Annual Meeting of Shareholders on Schedule 14A filed with the Commission on March 12, 2009;

(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(4) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

(5) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009;

(6) The Company’s Current Report on Form 8-K filed with the Commission on January 9, 2009;

(7) The Company’s Current Report on Form 8-K (other than Exhibit 99.1) filed with the Commission on February 26, 2009;

(8) The Company’s Current Report on Form 8-K filed with the Commission on April 28, 2009;

(9) The Company’s Current Report on Form 8-K (other than Exhibit 99.1) filed with the Commission on May 6, 2009;

(10) The Company’s Current Report on Form 8-K filed with the Commission on June 11, 2009;

(11) The Company’s Current Report on Form 8-K filed with the Commission on July 1, 2009;

(12) The Company’s Current Report on Form 8-K filed with the Commission on July 29, 2009;

(13) The Company’s Current Report on Form 8-K (other than Exhibit 99.1) filed with the Commission on August 5, 2009;

(14) The Company’s Current Report on Form 8-K filed with the Commission on October 14, 2009;

(15) The Company’s Current Report on Form 8-K (other than Exhibit 99.1) filed with the Commission on November 2, 2009;

(16) The Company’s Current Report on Form 8-K filed with the Commission on November 12, 2009;

(17) The description of the Company’s common stock contained in Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration Statement No. 333-71643-01), filed with the Commission on June 30, 1999, under the captions “Proposed Number 1—The Holding Company Proposal—Dividends for Holding Company Shareholders,” “—Holding Company Capital Stock” and “—Authorized Shares,” and including any other amendments or reports filed for the purpose of updating such description; and

(18) The description of the rights associated with the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (SEC File No. 1-15759), filed with the Commission on August 8, 2000, and Amendment No. 1 to such Registration Statement on Form 8-A (SEC File No. 1-15759), filed with the Commission on March 22, 2006, including any other amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment to this Registration Statement which indicates that all such securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 83 of the Business Corporation Law of the State of Louisiana (the “LBCL”) provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person had been successful on the merits or otherwise in defense of any action, the statue provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a “Proceeding”) by reason of the fact that he is or was one of the Company’s directors, officers, employees or agents or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as defined therein) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of Expenses contemplated by Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person’s willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

The Bylaws also provide that the Company may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expenses or liability.

Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit. The Company’s Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL. Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director’s or officer’s liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number

*3.1	—	Amended and Restated Articles of Incorporation of the Company (restated effective July 1, 1999) (incorporated by reference to Exhibit A included as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed on June 30, 1999, Registration No. 333-71643-01)

*3.2	—	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company setting forth the terms of a series of $25 Preferred Stock (incorporated by reference to Exhibit A of Exhibit 1 included as an exhibit to the Company’s Current Report on Form 8-K filed on July 28, 2000, SEC File No. 1-15759)

*3.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company to increase the amount of authorized Common Stock and to effect a two-for-one split of the Common Stock (incorporated by reference to Appendix B included as an appendix to the Company’s Proxy Statement filed on March 14, 2001, SEC File No. 1-15759)

*3.4	—	Bylaws of the Company, revised effective as of July 1, 2009 (incorporated by reference to Exhibit 3.1 included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, SEC File No. 1-15759)

*4.3	—	Cleco Corporation 2010 Long-Term Incentive Compensation Plan (incorporated by reference to Appendix C included as an appendix to the Company’s Proxy Statement filed on March 12, 2009, SEC File No. 1-15759)

5	—	Opinion of Wade A. Hoefling, Senior Vice President - General Counsel & Director of Regulatory Compliance of Cleco Corporation

23.1	—	Consent of PricewaterhouseCoopers LLP

23.2	—	Consent of PricewaterhouseCoopers LLP

23.3	—	Consent of Wade A. Hoefling, Senior Vice President - General Counsel & Director of Regulatory Compliance of Cleco Corporation (included in Exhibit 5)

24	—	Powers of Attorney (included on the Signature Page attached hereto)

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on December 30, 2009.

CLECO CORPORATION

By:	/S/ MICHAEL H. MADISON
Michael H. Madison President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael H. Madison, R. Russell Davis and Wade A. Hoefling, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 30, 2009.

Signature	Title

/S/ MICHAEL H. MADISON Michael H. Madison	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ DARREN OLAGUES Darren Olagues	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ R. RUSSELL DAVIS R. Russell Davis	Vice President of Investor Relations and Chief Accounting Officer (Principal Accounting Officer)

/S/ SHERIAN G. CADORIA Sherian G. Cadoria	Director

/S/ RICHARD B. CROWELL Richard B. Crowell	Director

/S/ J. PATRICK GARRETT J. Patrick Garrett	Director

/S/ ELTON R. KING Elton R. King	Director

/S/ LOGAN W. KRUGER Logan W. Kruger	Director

/S/ WILLIAM L. MARKS William L. Marks	Director

/S/ ROBERT T. RATCLIFF, SR. Robert T. Ratcliff, Sr.	Director

/S/ PETER M. SCOTT, III Peter M. Scott, III	Director

/S/ WILLIAM H. WALKER, JR. William H. Walker, Jr.	Director

/S/ W. LARRY WESTBROOK W. Larry Westbrook	Director

EXHIBIT INDEX

Exhibit Number

*3.1	—	Amended and Restated Articles of Incorporation of the Company (restated effective July 1, 1999) (incorporated by reference to Exhibit A included as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed on June 30, 1999, Registration No. 333-71643-01)

*3.2	—	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company setting forth the terms of a series of $25 Preferred Stock (incorporated by reference to Exhibit A of Exhibit 1 included as an exhibit to the Company’s Current Report on Form 8-K filed on July 28, 2000, SEC File No. 1-15759)

*3.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company to increase the amount of authorized Common Stock and to effect a two-for-one split of the Common Stock (incorporated by reference to Appendix B included as an appendix to the Company’s Proxy Statement filed on March 14, 2001, SEC File No. 1-15759)

*3.4	—	Bylaws of the Company, revised effective as of July 1, 2009 (incorporated by reference to Exhibit 3.1 included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, SEC File No. 1-15759)

*4.3	—	Cleco Corporation 2010 Long-Term Incentive Compensation Plan (incorporated by reference to Appendix C included as an appendix to the Company’s Proxy Statement filed on March 12, 2009, SEC File No. 1-15759)

5	—	Opinion of Wade A. Hoefling, Senior Vice President - General Counsel & Director of Regulatory Compliance of Cleco Corporation

23.1	—	Consent of PricewaterhouseCoopers LLP

23.2	—	Consent of PricewaterhouseCoopers LLP

23.3	—	Consent of Wade A. Hoefling, Senior Vice President - General Counsel & Director of Regulatory Compliance of Cleco Corporation (included in Exhibit 5)

24	—	Powers of Attorney (included on the Signature Page attached hereto)

*	Incorporated herein by reference as indicated.